Exhibit 11

November 20, 2025

To whom it may concern:

Wegner CPAs hereby consents to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, or as amended on Form 1-A/A, of our Independent Auditor’s Report dated May 6, 2025 relating to the financial statements (including, without limitation, the Balance Sheets, Statements of Income, Statements of Equity, Statements of Cash Flows, and all disclosures contained in the Report) of Shared Capital Cooperative as of December 31, 2024 and 2023.

Sincerely,

/s/ Brian Dahlk, CPA, Senior Manager

Wegner CPAs

Madison, Wisconsin

888.204.7665 | wegnercpas.com